UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NovaStar Financial, Inc.

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NOVASTAR FINANCIAL, INC.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

(816) 237-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of NovaStar Financial, Inc., a Maryland corporation, to be held on Friday, May 5, 2006 at 11:30 a.m., Central Time, at our corporate offices, 8140 Ward Parkway, Suite 300, Kansas City, Missouri, for the following purposes:

1.	The election of one Class III director to serve until the annual meeting of stockholders to be held in 2008, and the election of two Class I directors to serve until the annual meeting of stockholders to be held in 2009;

2.	The approval of the NovaStar Financial, Inc. Executive Bonus Plan (Amended and Restated January 1, 2006);

3.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2006; and

4.	The transaction of such other business as may properly come before the annual meeting.

A proxy statement describing the matters to be considered at the annual meeting is attached to this notice. The Board of Directors has fixed the close of business on March 10, 2006 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors

SCOTT F. HARTMAN
Chairman of the Board and
Chief Executive Officer

Kansas	City, Missouri

March 31, 2006

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN

YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR AUTHORIZE A PROXY TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET AS INSTRUCTED ON THE PROXY CARD. YOUR VOTE IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

NOVASTAR FINANCIAL, INC.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

(816) 237-7000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2006

To Our Stockholders:

The Board of Directors of NovaStar Financial, Inc., a Maryland corporation (“NovaStar Financial” or the “Company”), is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on May 5, 2006 at 11:30 a.m., Central Time, at our corporate offices, 8140 Ward Parkway, Suite 300, Kansas City, Missouri. This proxy statement, the accompanying proxy card and the notice of annual meeting are being provided to stockholders beginning on or about March 31, 2006.

GENERAL INFORMATION

Record Date and Voting Rights

Holders of shares of NovaStar Financial’s common stock, par value $0.01 per share, at the close of business on March 10, 2006, the record date, are entitled to notice of, and to vote at, the annual meeting. On that date, 32,591,228 shares of common stock were outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented at the annual meeting.

Voting of Proxies

If you are not planning on attending the Annual Meeting to vote your shares in person, your shares of common stock cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

Shares of common stock represented by properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy, shares will be voted FOR the election of the nominees named in this proxy statement as directors, FOR the approval of the NovaStar Financial, Inc. Executive Bonus Plan (Amended and Restated January 1, 2006) (the “Executive Bonus Plan”) and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2006.

The management and the Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein. To date, NovaStar Financial has not received any stockholder proposals. If any other matter of which the management and Board of Directors are not now aware is properly presented to the stockholders for action, it is the intention of the proxy holders to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Corporate Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the annual meeting and voting in person.

Solicitation of Proxies

The costs of this solicitation by the Board of Directors will be borne by the Company. Proxy solicitations will be made by mail and also may be made by personal interview, telephone, facsimile transmission and telegram. Banks, brokerage house nominees and other fiduciaries are requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies. NovaStar Financial will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. NovaStar Financial may engage an outside firm to solicit votes. If such a firm is engaged subsequent to the date of this proxy statement, the cost is estimated to be less than $10,000, plus reasonable out-of-pocket expenses.

Broker Non-Votes

If the shares you own are held in “street name” by a bank, brokerage firm or other nominee, your nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your nominee provides you. If you do not give instructions to your nominee, it will still be able to vote your shares with respect to “discretionary” items, including the election of directors, the approval of the Executive Bonus Plan and the ratification of the independent registered accounting firm. However, your nominee will not be allowed to vote your shares with respect to “non-discretionary” items. When a nominee does not vote on such “non-discretionary” items because instructions are not received, it is referred to as a “broker non-vote.”

Votes Required for Approval of Proposals

The presence, in person or by proxy, of stockholders representing 50% or more of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the annual meeting. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

The vote of a plurality of all of the votes cast at the annual meeting (at which a quorum is present) is required for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

The affirmative vote of a majority of the votes cast at the annual meeting (at which a quorum is present) is required for approval of the Executive Bonus Plan. For purposes of the vote on the Executive Bonus Plan, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

The affirmative vote of a majority of the votes cast at the annual meeting (at which a quorum is present) is required for ratification of the independent registered public accounting firm. For purposes of the vote on the ratification of the independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Voting by Shares Held in the 401(k) Plan

If you participate in the NovaStar Financial, Inc. 401(k) plan and your account has investments in shares of the Company’s common stock, you must provide voting instructions to the plan trustee (either via the proxy card or by Internet or telephone) no later than 11:59 P.M. Eastern Time May 4, 2006 in order for your shares to be voted as you instruct. If no voting instructions are received by the plan trustee, your 401(k) shares will not be voted. Your voting instructions will be held in strict confidence.

“Householding” of Proxy Materials

In December of 2000, the Securities and Exchange Commission adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process is commonly referred to as “householding.”

A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding”

communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement, we will promptly deliver it to you if you request it by writing to: NovaStar Financial, Inc., Investor Relations, 8140 Ward Parkway, Suite 300, Kansas City, MO 64114. If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement in the future, you may telephone toll-free 1-800-542-1061 or write to ADP, Attention Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

The 2005 annual report including financial statements for the year ended December 31, 2005, which is being mailed to stockholders together with the proxy statement, contains financial and other information about the activities of NovaStar Financial, but is not incorporated into this proxy statement and is not to be considered a part of these proxy-soliciting materials.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with one class standing for election at the annual meeting of stockholders each year. A director elected by stockholders shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualified, subject however, to prior death, resignation, retirement, disqualification or removal from office. The two Class I directors, whose terms will expire in three years, are to be elected at this year’s annual meeting. In addition one Class III director, who was named to the Board of Directors in July of 2005, and whose term will expire in two years, is to be elected at this year’s annual meeting. The nominees for director are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for each nominee for director listed below unless otherwise specified by the stockholder. In the event that a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominee listed below and against any other nominee. Each nominee has agreed to serve as a director if elected and as of the date of this proxy statement the Board of Directors is not aware of any nominee who is unable to serve as director. The nominees listed below already serve as directors of NovaStar Financial.

The election to the Board of Directors of the nominees identified in the proxy statement will require a plurality of all of the votes cast at the annual meeting.

The Board of Directors unanimously recommends that stockholders vote “FOR” the nominees identified below:

Name	Position with NovaStar Financial, Inc.
Edward W. Mehrer	Class I Director
Art N. Burtscher	Class I Director
Donald M. Berman	Class III Director

Nominees and Directors

Class I Nominees – Terms Expiring 2009

Art N. Burtscher, age 55, has been a member of the Board of Directors since 2001. In 2000, Mr. Burtscher became Chairman of McCarthy Group Advisors, LLC, an Omaha, Nebraska asset management organization. From 1988 to 2000, Mr. Burtscher served as President and Chief Executive Officer of Great Western Bank in Omaha, Nebraska. Mr. Burtscher also serves on the Board of Directors of Great Western Bancorporation, Inc., an Omaha, Nebraska multi-bank holding company, and NIC Inc., an Overland Park, Kansas eGovernment service provider.

Edward W. Mehrer, age 67, has been a member of the Board of Directors since 1996. From November 2002 through June 2003, he served as Interim President & Chief Executive Officer of Cydex, a pharmaceutical company based in Overland

Park, Kansas. From 1996 through December 2003, he served as Chief Financial Officer of Cydex. For approximately ten years and until December 1995, Mr. Mehrer was associated with Hoechst Marion Roussel, formerly Marion Merrell Dow, Inc., an international pharmaceutical company (Marion). From December 1991 to December 1995, he served as Executive Vice President and Chief Financial Officer and a director of Marion. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat, Marwick, Mitchell & Co., a predecessor firm to KPMG LLP, in Kansas City, Missouri. Mr. Mehrer also serves on the Board of Directors of Winn Dixie Stores, Inc., a Jacksonville, Florida food and drug retailer, FBL Financial Group, Inc., a Des Moines, Iowa insurance company and MGI Pharma Inc., a Bloomington, Minnesota biopharmaceutical company.

Class II Directors – Terms Expiring 2007

W. Lance Anderson, age 45, is a co-founder, President and Chief Operating Officer of NovaStar Financial, and has been a member of the Board of Directors since 1996. His primary responsibilities include directing the mortgage origination and servicing operations along with the non-financial support areas of human resources, systems and legal. Prior to joining NovaStar, Mr. Anderson served as Executive Vice President of Dynex Capital, Inc., formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed real estate investment trust (Dynex). In addition, Mr. Anderson was President and Chief Executive Officer of Dynex’s single-family mortgage operation, Saxon Mortgage. He had been at Dynex since October 1989.

Gregory T. Barmore, age 64, has served on the Board of Directors since 1996. He retired as Chairman of the Board of GE Capital Mortgage Corporation (GECMC), a subsidiary of General Electric Capital Corporation (GE Capital) headquartered in Raleigh, North Carolina in 1997. He was responsible for overseeing the strategic development of GECMC’s residential real estate-affiliated financial business, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation’s largest property and casualty reinsurance companies and also a subsidiary of GE Capital. Mr. Barmore also serves as Chairman of the Board of Directors of ICO, Inc., a Houston, Texas based plastics products company.

Class III Nominee – Term Expiring 2008

Donald M. Berman, age 54, was named to the Board of Directors in July of 2005. Since 1987 Mr. Berman has been the Chairman and Chief Executive Officer of CardWorks, L.P., a privately held consumer finance company based in Woodbury, New York. As Chief Executive Officer of CardWorks, Mr. Berman oversees two wholly owned subsidiaries: Cardholder Management Services, Inc. (CMS), based in Woodbury, New York, which was founded by Mr. Berman in 1987, and Merrick Bank, located in Salt Lake City, Utah, which was established by CMS in 1997. Mr. Berman has been a senior marketing executive with Eastern States Bankcard Association, a bankcard industry consultant and a Vice President in the Financial Institutions Division of Smith Barney.

Class III Director – Term Expiring 2008

Scott F. Hartman, age 46, is a co-founder, Chairman of the Board and Chief Executive Officer of NovaStar Financial, and has been a member of the Board of Directors since 1996. His primary responsibilities are to interact with the capital markets and oversee the portfolio of investments and the securitization of mortgage loan production. Mr. Hartman served from February 1995 to June 1996 as Executive Vice President of Dynex. His responsibilities while at Dynex included managing a $4 billion investment portfolio, overseeing the securitization of mortgage loans originated through Dynex’s mortgage operation and the administration of the securities issued by Dynex.

Director Independence

A majority of the directors of the Board must meet the criteria for independence as established by the Board in accordance with the rules of the New York Stock Exchange (NYSE). The NYSE rules provide that a director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. As permitted by the NYSE rules, the Board has adopted, upon recommendation from the Nominating and Corporate Governance Committee, a set of categorical standards to form the basis for the Board’s independence determinations. These Director Independence Categorical Standards are included as Appendix A to this proxy statement.

The Nominating and Corporate Governance Committee and the Board have evaluated the relationships between each nominee or director (and his or her immediate family members and related interests) and the Company and its subsidiaries. As a result of this evaluation, the Board has affirmatively determined, upon recommendation from the Nominating and Corporate

Governance Committee, that each of the following nominees or directors has no material relationship with the Company and is independent under the Director Independence Categorical Standards and the NYSE rules: Gregory T. Barmore, Art N. Burtscher, Edward W. Mehrer and Donald M. Berman.

Compensation of Directors

Pursuant to its 2005 Compensation Plan for Independent Directors, NovaStar Financial pays independent directors $35,000 per year plus $1,500 for each day of board or committee meetings attended. In addition, each independent director is granted (i) upon becoming a director, options to purchase that number of shares of NovaStar Financial common stock which has a fair market value of $100,000 at the time of the grant, exercisable in accordance with the NovaStar Financial, Inc. 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”) and subject to a four year vesting schedule, and (ii) on the day after each annual meeting of stockholders, options to purchase 5,000 shares of common stock on that date, at the fair market value of the common stock fully vested and exercisable in accordance with the 2004 Incentive Stock Plan. Finally, the chairperson of the Audit, Compensation and Nominating and Corporate Governance Committees are granted annual retainer fees of $10,000, $5,000 and $5,000, respectively.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of NovaStar Financial will receive separate compensation for services rendered as a director.

In an action alleging violations of 16(b) of the Securities Exchange Act of 1934 against Gregory T. Barmore filed in federal court the Company is advancing expenses and reasonable attorneys’ fees to Mr. Barmore subject to his undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct necessary for indemnification has not been met. Mr. Barmore has been advanced $125,463 during the fiscal year ended December 31, 2005 under this arrangement.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Board Attendance and Annual Meeting Policy

During 2005, there were seven meetings of the Board of Directors. Each director participated in at least 75% of the meetings of the Board and the committees on which he served.

Directors are not expected to attend the annual meeting of stockholders and none of the independent directors attended the 2005 meeting.

Board Committee Membership and Meetings

The Board of Directors has three committees, Audit, Nominating and Corporate Governance and Compensation. The Nominating and Corporate Governance Committee makes recommendations to the Board concerning committee memberships and appointment of chairpersons for each committee, and the Board appoints the members and chairpersons of each committee. Descriptions of the committees are provided below. These descriptions are qualified in their entirety by the full text of the written committee charters that may be found on the Company’s website as described below.

•	Audit Committee. The Audit Committee of the Board of Directors consists of four directors, all of whom are independent under the NovaStar Financial, Inc. Director Independence Categorical Standards, NYSE rules and other SEC rules and regulations applicable to audit committees. The following directors are currently members of the Audit Committee: Gregory T. Barmore, Art N. Burtscher, Edward M. Mehrer and Donald M. Berman, with Mr. Mehrer serving as the chairman. Mr. Berman did not serve on the Audit Committee in 2005. The Board of Directors has determined that Edward W. Mehrer qualifies as an audit committee financial expert, as such term is defined by Item 401(h) of Regulation S-K of the Exchange Act. During 2005 the Audit Committee met nine times.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements and financial reporting process and its system of internal accounting and financial controls, (ii) the performance of the internal audit function, (iii) the performance of the independent auditors, which would include an evaluation of the independent auditor’s qualifications and independence, (iv) the Company’s compliance with legal and regulatory requirements, including disclosure controls and procedures, and (v) the preparation of an Audit Committee report to be included in the Company’s annual proxy statement.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board of Directors consists of four directors, all of whom are independent under the NovaStar Financial, Inc. Director Independence Categorical Standards and NYSE rules. The following directors are currently members of the Nominating and Corporate Governance Committee: Gregory T. Barmore, Art N. Burtscher, Edward M. Mehrer and Donald M. Berman, with Mr. Burtscher serving as the chairman. Mr. Berman did not serve on the Nominating and Corporate Governance Committee in 2005. During 2005 the Nominating and Corporate Governance Committee met four times.

The purpose of the Nominating & Corporate Governance Committee is to: (i) identify individuals qualified to become Board members, consistent with the criteria established by the Board, (ii) recommend to the Board the director nominees for the next annual meeting of shareholders, (iii) leading the Board in the annual review of the Board’s performance and the review of management’s performance, and (iv) shape the corporate governance policies and practices including developing a set of corporate governance principles applicable to the Company and recommending them to the Board.

•	Compensation Committee. The Compensation Committee of the Board of Directors consists of four directors, all of whom are independent under the NovaStar Financial, Inc. Director Independence Categorical Standards and NYSE rules. The following directors are currently members of the Compensation Committee: Gregory T. Barmore, Art N. Burtscher, Edward M. Mehrer and Donald M. Berman, with Mr. Barmore serving as the chairman. Mr. Berman did not serve on the Compensation Committee in 2005. During 2005 the Compensation Committee met seven times.

The purpose of the Compensation Committee is (i) reviewing and approving the compensation structure for the Chief Executive Officer (CEO) and President, (ii) reviewing and approving the compensation structure for senior management and making recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to Board approval, and (iii) producing an annual report on executive officer compensation for inclusion in the Company’s annual proxy statement.

Corporate Governance Documents

The Company’s Corporate Governance Guidelines, Code of Conduct and charters of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees may be obtained at the Corporate Governance section of the Company’s website, (www.novastarmortgage.com). The Company will also provide copies of these documents free of charge to any stockholder who sends a written request to: NovaStar Financial, Inc., Investor Relations, 8140 Ward Parkway, Suite 300, Kansas City, MO 64114.

Executive Sessions

Executive sessions of non-management directors are held at least three times a year. The sessions are scheduled and chaired by Mr. Burtscher, who is the Chair of the Nominating and Corporate Governance Committee. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate directly with any member of the Board of Directors or any individual chairman of a committee of the Board of Directors by writing directly to those individuals at the following address: NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, MO 64114. Communications that are intended for the non-management, independent directors generally should be marked to the attention of the Chair of the Nominating and Corporate Governance Committee. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office unless the Company believes the communication may pose a security risk.

Consideration of Director Nominees by Stockholders

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee intends to utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee will regularly assess the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. Stockholder nominations should be addressed to: NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, MO 64114, attention Jeffrey D. Ayers, Corporate Secretary. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board of Directors, following verification of the stockholder status of persons proposing candidates. If any materials are provided by a stockholder in connection with the nominating of a director candidate such material will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also review materials provided by professional search firms or other parties. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Directors Minimum Qualifications

The Company considers candidates for the Board of Directors based upon several criteria, including their broad-based business and professional skills and experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, concern for the long-term interest of stockholders, personal integrity and judgment, and knowledge and experience in the mortgage banking industry. When evaluating nominees, the composition of the entire Board of Directors is taken into account including the need for a majority of independent directors. In addition the assessment of a candidate includes consideration of the number of public boards on which he or she serves because of the time requirements for duties and responsibilities associated with serving on the Board of Directors.

Director Nominee Recommendations

The Nominating and Corporate Governance Committee of the Board of Directors has approved the three candidates for inclusion on the proxy card. Two of the three director nominees are standing for re-election to their positions as Directors of the Company. The third candidate, Donald M. Berman, is standing for election as a Director for the first time. Mr. Berman was appointed to the Board of Directors in July of 2005 in conjunction with the expansion of the size of the Board of Directors from five to six members. He was recommended by a third-party search firm engaged specifically to identify potential Board candidates. Mr. Berman’s appointment was approved by a majority of the Board of Directors, including a majority of the independent directors.

Notwithstanding anything to the contrary set forth in any of NovaStar Financial’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report, Compensation Committee Report and performance graph shall not be incorporated by reference into any such filings.

Audit Committee Report

The Audit Committee engages the independent auditors, reviews with the independent auditors the plans and results of any audits, reviews other professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the listing standards of the New York Stock Exchange.

The Audit Committee has reviewed and discussed with management and the independent auditors NovaStar Financial’s audited financial statements for fiscal 2005. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from NovaStar Financial, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Committee and discussed with the independent auditors.

Based on these reviews and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Edward W. Mehrer, Chair

Gregory T. Barmore

Art N. Burtscher

Compensation Committee Report

Policy Overview

The Compensation Committee (the “Committee”), which is comprised exclusively of independent directors, is responsible for setting and administering the compensation policies for the Company’s executives, including the following:

•	setting policies with respect to compensation for executive officers, including the Chief Executive Officer;

•	evaluating the performance of executive officers, including the Chief Executive Officer;

•	establishing and administering incentive and equity-based compensation plans; and

•	monitoring and determining such other compensation matters as may be assigned to the Committee by the Board of Directors.

The Committee has the authority to retain independent compensation experts to assist the Committee with respect to establishing and implementing the compensation philosophy, assessing the reasonableness of executive compensation and benefits and making specific compensation decisions. The Committee appoints, compensates, retains and oversees the work of any such retained external compensation consultant(s) and such compensation consultants report directly and solely to the Committee.

The Committee operates pursuant to a charter (available on the NovaStar Financial website, (www.novastarmortgage.com), which further articulates the Committee’s authority, duties and responsibilities.

The Committee’s current members are Gregory T. Barmore (Chairman), Edward W. Mehrer, Art N. Burtscher and Donald M. Berman. Each Committee member is an independent director and each served on the Committee during 2005, except Mr. Berman.

Compensation Philosophy

The compensation philosophy of the Company has been strongly influenced by the principle that the compensation of the executive officers should be structured to link their financial rewards to the achievement of annual and long-term performance goals. Thus, executives would both share in the success of the Company as a whole and be adversely affected by poor Company performance, thereby aligning their interests with those of the stockholders. The Committee is guided by the following objectives when making decisions regarding executive officer compensation:

•	attracting, retaining and motivating highly qualified executives by maintaining competitive compensation;

•	establishing a direct link between business results, individual performance and rewards;

•	aligning executive officer compensation with the business metrics that drive shareholder value, with an emphasis on diluted earnings per share, operating growth, financial strength and the development and implementation of strategic plans; and

•	ensuring a significant portion of the long-term compensation opportunity of executive officers is in the form of equity-based awards that are dependent on the future performance of the Company and an increase in the market value of its stock.

The executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success and goals and, as such, has three components: base salary, annual bonuses, and long-term incentives.

Base Salary

Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the Committee’s assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Incentive Bonus Plan

Executives are eligible to receive annual bonuses, which are generally determined for each executive officer based on the following business objectives, as applied to that officer’s business unit, and such officer’s contribution to achieving those objectives:

•	Company profitability;

•	operating growth, including the volume of loans originated and profit from fee income business units;

•	financial strength of the organization; and

•	development and implementation of strategic plans

The specific objectives for each executive officer may be included in his or her employment agreement or agreed upon with the Committee on an annual basis. Bonuses awarded are paid in cash in the year after they are earned unless deferred by the officer pursuant to the NovaStar Mortgage, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Long-Term Incentives

Long-term incentives are designed to focus executives on the long-term goals and performance of the Company and to provide a reward directly tied to stockholder return. The particular plans are intended to encourage executives to strive to achieve long-term success for the Company and to remain with us in order to fully benefit from the plans.

Long-term incentive awards normally will consist of stock options and time-vested restricted stock awards. The Compensation Committee may also grant stock awards for those years in which NovaStar’s performance is extraordinary or for other business purposes (including, for example, to address unique employee retention issues).

All such stock-based awards will be issued pursuant to the terms of the 2004 Incentive Stock Plan and an award agreement granted thereunder. The Committee will determine each year:

•	The number of shares to be awarded to each key executive;

•	The type of awards granted (e.g., stock options, restricted stock, etc.); and

•	Any performance or other conditions and limitations that may apply with respect to such awards.

Stock Options. Stock options are issued periodically to executives at an exercise price of no less than the then current market price of the Company’s common stock, have a life up to ten (10) years and typically vest to the executive at a rate not exceeding twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Allocation of available options is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

Restricted Stock. Restricted stock is periodically issued to executives at an exercise price of zero. The restricted stock typically has a vesting period up to ten (10) years or will only vest if certain Company performance targets are met. Allocation of available restricted stock is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

Savings Plans. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through pre-tax salary contributions. As prescribed by the IRS, employee contributions into the 401(k) Plan were limited to $14,000 during fiscal year 2005, for those employees who are under the age of 50. For those employees age 50 or older employee contributions into the 401(k) Plan were limited to $18,000 during fiscal year 2005, as prescribed by the IRS. Additionally, the 401(k) contributions are supplemented by matching Company contributions in the form of cash. For the 401(k) Plan, the Company matched 50% of the contributions made by employees for fiscal year 2005, up to a maximum match of $7,000 (or $9,000 for employees age 50 or older). Highly compensated employees are not eligible for matching contributions under the 401(k) Plan, but instead receive their matching contributions under the Deferred Compensation Plan.

The Deferred Compensation Plan offers highly compensated eligible employees of NovaStar Mortgage, Inc. and its affiliates (including NovaStar Financial) the opportunity to defer additional compensation on a tax-deferred basis. Employee contributions to the Deferred Compensation Plan are limited to (i) 50% of their base salary, (ii) 100% of their bonus and (iii) 100% of their stock awards granted under the terms of the 2004 Incentive Stock Plan and the NovaStar Financial, Inc. 1996 Executive and Non-Employee Director Stock Option Plan.

Chief Executive Officer Compensation

2005 Compensation of the Chief Executive Officer. In establishing the 2005 compensation for the Chief Executive Officer, the Committee considered the compensation philosophy described above and the Chief Executive Officer’s performance as measured against goals established by the Committee and made the following decisions:

•	Annual base salary for 2005 was set at $642,735 (an increase of 3.7% over 2004);

•	A cash bonus and common stock bonus of $642,735 and $118,906, respectively, was awarded for 2005 performance (119% of target);

•	A grant of stock options to purchase 13,860 common shares under the Company’s 2004 Incentive Stock Plan was made; and

•	A restricted stock award of 4,400 shares under the Company’s 2004 Incentive Stock Plan was made that will vest in its entirety after ten years of additional service from the date of grant; and

•	A performance based restricted stock award of 4,400 shares under the Company’s 2004 Incentive Stock Plan was made that will vest only if certain predetermined Company performance targets are met.

The incentive bonus award was based on performance in achieving predetermined 2005 objectives, including: earnings per share reaching a set amount, reduction in cost of loan production by a set amount, growth in non-prime originations and developing and implementing various strategic plans. Of Mr. Hartman’s goals, 45% related to earnings per share, 30% to reduction in cost of loan production, 20% to growth in non-prime originations and 5% to developing and implementing strategic plans.

The Committee believes that Mr. Hartman’s fiscal 2005 compensation was fair given the Company’s absolute performance in a highly competitive mortgage banking environment and also its performance compared to its key competitors. Earnings per share (diluted) for the year ended December 31, 2005 was $4.42 per share, an increase of 4% from 2004. Net income available to common shareholders for fiscal 2005 was $132.5 million, an increase of 21% when compared to fiscal 2004. Non-prime originations increased 10% from 2004, while cost of loan production decreased by 14 basis points from 2004. Net interest yield on assets grew to 1.64% in 2005 from 1.53% in 2004. Annualized return on average common equity only slightly declined from 31.76% in 2004 to 28.09% in 2005. Book value per share grew by approximately 21% from December 31, 2004 to $15.08 as of December 31, 2005.

Other Benefits and Perquisites

The executive officers receive certain perquisites such as receiving financial and tax planning assistance. The aggregate annual incremental cost to NovaStar Financial of perquisites provided to the Chief Executive Officer and the four other most highly compensated individuals (based upon salary and bonus earned during fiscal year 2005) who were serving as executive officers of NovaStar Financial at the end of fiscal year 2005 (the “Named Executive Officers”) in 2005 did not exceed the lesser of either $50,000 or 10% of the total salary and bonus for the Named Executive Officer in 2005.

Conclusion

The Committee has reviewed all components of the executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, perquisites and other personal benefits, and the actual projected payout obligations under potential severance and change-in-control scenarios. Based on its review, the Committee finds the executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable.

This report has been provided by the Compensation Committee of the Board of Directors of NovaStar Financial, Inc.

Compensation Committee

Gregory T. Barmore, Chair

Edward W. Mehrer

Art N. Burtscher

SECURITIES OWNERSHIP

Beneficial Ownership of Common Stock by Directors, Management and Large Securityholders

The following table sets forth certain information known to NovaStar Financial with respect to the beneficial ownership of its common stock as of March 10, 2006 by (i) each person owning beneficially more than 5% of the Company’s outstanding shares of common stock, (ii) each director, (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the individuals named below have, to the knowledge of NovaStar Financial, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Beneficial Ownership of Common Stock (1)
Name and Address of Beneficial Owner (#)	Shares	Percent
Scott F. Hartman (2)	1,233,819	3.79%
W. Lance Anderson (3)	804,392	2.47%
Michael L. Bamburg (4)	397,593	1.22%
Gregory T. Barmore (5)	198,450	*
David A. Pazgan (6)	166,378	*
Edward W. Mehrer (7)	158,020	*
Art N. Burtscher (8)	54,557	*
Gregory S. Metz (9)	5,173	*
Donald M. Berman	—	*
All directors and executive officers as a group (9 persons)	3,018,382	9.18%

#	The mailing address of each beneficial owner is 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, unless otherwise shown.
*	Less than 1% of the shares of common stock outstanding.
(1)	Assuming no exercise of options (except options exercisable within 60 days of March 10, 2006 by the listed security holder named, separately).
(2)	Consists of 1,120,040 shares of common stock held directly, 1,200 shares of common stock owned by his children; 28,332 shares of common stock held in the NovaStar Financial 401(k) Plan; 58,648 shares of common stock issuable upon the exercise of options; 6,487 shares of common stock issuable from the Deferred Compensation Plan upon termination of service, or other payment event; 4,000 shares of restricted stock that vest in two equal annual installments on January 28th of the years 2007 through 2008; 10,712 shares of restricted stock that vest on February 8, 2011 as long as Mr. Hartman is still employed by the Company; and 4,400 shares of restricted stock that vest on February 7, 2015 as long as Mr. Hartman is still employed by the Company. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred. Mr. Hartman has the right to receive dividends on and to vote the restricted shares.
(3)	Consists of 277,075 shares of common stock held directly; 436,382 shares of stock owned jointly with his spouse; 6,688 shares of common stock held in the NovaStar Financial 401(k) Plan; 58,648 shares of common stock issuable upon the exercise of options; 6,487 shares of common stock issuable from the Deferred Compensation Plan upon termination of service, or other payment event; 4,000 shares of restricted stock that vest in two equal annual installments on January 28th of the years 2007 through 2008; 10,712 shares of restricted stock that vest on February 8, 2011 as long as Mr. Anderson is still employed by the Company; and 4,400 shares of restricted stock that vest on February 7, 2015 as long as Mr. Anderson is still employed by the Company. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred. Mr. Anderson has the right to receive dividends on and to vote the restricted shares.
(4)	Consists of 374,451 shares of common stock owned directly; 3,502 shares of common stock owned by his spouse; 7,768 shares of common stock issuable upon the exercise of options; 1,698 shares of common stock issuable from the Deferred Compensation Plan upon termination of service, or other payment event; 2,000 shares of restricted stock that vest in two equal annual installments on January 28th of the years 2007 through 2008; 6,249 shares of restricted stock that vest on February 8, 2011 as long as Mr. Bamburg is still employed by the Company; and 1,925 shares of restricted stock that vest on February 7, 2015 as long as Mr. Bamburg is still employed by the Company. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred. Mr. Bamburg has the right to receive dividends on and to vote the restricted shares.

(5)	Consists of 176,441 shares of common stock held directly and 22,009 shares of common stock issuable upon the exercise of options.
(6)	Consists of 152,169 shares of common stock held directly; 3,292 shares of common stock held in the NovaStar Financial 401(k) Plan; 1,425 shares of common stock issuable upon the exercise of options; 2,000 shares of restricted stock that vest in two equal annual installments on January 28th of the years 2007 through 2008; 5,667 shares of restricted stock that vest on February 8, 2011 as long as Mr. Pazgan is still employed by the Company; and 1,825 shares of restricted stock that vest on February 7, 2015 as long as Mr. Pazgan is still employed by the Company. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred. Mr. Pazgan has the right to receive dividends on and to vote the restricted shares.
(7)	Consists of 102,069 shares of common stock held directly, including 4,000 shares owned by his wife; and 55,951 shares of common stock issuable upon the exercise of options.
(8)	Consists of 4,500 shares of common stock held directly and 50,057 shares of common stock issuable upon the exercise of options.
(9)	Consists of 1,453 shares of common stock held directly; 700 shares of common stock issuable upon the exercise of options; 2,120 shares of restricted stock that vest on February 8, 2011 as long as Mr. Metz is still employed by the Company; and 900 shares of restricted stock that vest on February 7, 2015 as long as Mr. Metz is still employed by the Company. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred. Mr. Metz has the right to receive dividends on and to vote the restricted shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers, and holders of more than 10% of NovaStar Financial’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Such officers, directors and 10% stockholders are required by SEC regulations to furnish NovaStar Financial with copies of all Section 16(a) forms they file. Based solely on its review of such forms furnished to it, or written representations from reporting persons that no Form 5s were required for such persons, NovaStar Financial believes that, during fiscal 2005, all Section 16(a) filing requirements were satisfied.

Management of NovaStar Financial

The executive officers of NovaStar Financial and their positions are as follows:

Name	Position With NovaStar Financial	Age

Scott F. Hartman	Chairman of the Board and Chief Executive Officer	46

W. Lance Anderson	Director, President and Chief Operating Officer	45

Michael L. Bamburg	Senior Vice President and Chief Investment Officer	43

Gregory S. Metz	Senior Vice President and Chief Financial Officer	50

David A. Pazgan	Chief Executive Officer of NovaStar Mortgage, Inc., a subsidiary of NovaStar Financial	35

Jeffrey D. Ayers	Senior Vice President, General Counsel and Corporate Secretary	45

Rodney E. Schwatken	Vice President, Treasurer and Controller (Chief Accounting Officer)	42

The executive officers serve at the discretion of the Board of Directors. Biographical information regarding Mr. Hartman and Mr. Anderson is provided in the “Nominee and Directors” section of this document. Biographical information regarding Mr. Bamburg, Mr. Metz, Mr. Pazgan, Mr. Ayers and Mr. Schwatken is set forth below.

Michael L. Bamburg, age 43, became Senior Vice President and Chief Investment Officer of NovaStar Financial and NovaStar Mortgage, Inc., a subsidiary of NovaStar Financial, in February 1998. Mr. Bamburg is responsible for managing the portfolio of investments, interacting with the capital markets, overseeing the securitization of the mortgage loan production, and developing new business lines. Mr. Bamburg most recently served as a Principal of Smith Breeden Associates, a financial institution consulting and money management firm specializing in the evaluation and hedging of mortgage backed securities. Mr. Bamburg spent more than 11 years with Smith Breeden where he analyzed and traded mortgage- backed securities and consulted with various financial institutions regarding investments and asset/liability management issues. During the last 3 years with Smith Breeden, Mr. Bamburg spent most of his time marketing Smith Breeden’s money management products.

Gregory S. Metz, age 50, became Senior Vice President and Chief Financial Officer of NovaStar Financial in July 2004. From November 2002 to July 2004 Mr. Metz was Senior Vice President and Director of Corporate Tax for Union Planters Corporation, a NYSE-listed regional bank holding company located in Memphis, Tennessee. Prior to his work at Union Planters, Mr. Metz spent more than 15 years in public accounting, most recently from 1997 to 2002 as a partner with Ernst & Young LLP in Chicago.

David A. Pazgan, age 35, became Chief Executive Officer of NovaStar Mortgage, Inc., a subsidiary of NovaStar Financial, in January 2005. Mr. Pazgan is responsible for managing mortgage origination sales and operations for all channels. Mr. Pazgan has been with NovaStar Financial since 1997 and most recently held the position of Executive Vice President in which he was responsible for the wholesale and correspondent divisions. Mr. Pazgan has also held the positions of Senior Vice President of Wholesale East, Regional Vice President and Account Executive.

Jeffrey D. Ayers, age 45, became Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial in February 2005. From April 2003 to January 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, Employers Reinsurance Corporation. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc. in Kansas City. From 1996 to 1999 Mr. Ayers was a partner with Blackwell Sanders Peper Martin, LLP in Kansas City and managing partner of its London, England office.

Rodney E. Schwatken, age 42, became Vice President, Treasurer and Controller (Chief Accounting Officer) of NovaStar Financial and NovaStar Mortgage, Inc., a subsidiary of NovaStar Financial, in March 1997. As Chief Accounting Officer, Mr. Schwatken is responsible for corporate accounting, including implementation of accounting policies and procedures and developing and implementing proper internal control over all financial recordkeeping. From June 1993 to March 1997, when he joined NovaStar Financial, Mr. Schwatken was Accounting Manager with U.S. Central Credit Union, a $30 billion dollar investment, liquidity and technology resource for the credit union industry. From January 1987 to June 1993, Mr. Schwatken was employed by Deloitte & Touche LLP in Kansas City, Missouri, most recently as an audit manager. On March 22, 2006 Mr. Schwatken accepted an offer to transfer to another position with the Company. His last day as Treasurer, Controller and Chief Accounting Officer of the Company will be April 12, 2006.

Executive Compensation

The following table sets forth information concerning the total compensation earned during fiscal years 2005, 2004 and 2003 for services rendered to NovaStar Financial by its Named Executive Officers.

		Annual Compensation			Long-Term Compensation
Awards
Name and Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
Scott F. Hartman Chairman of the Board and Chief Executive Officer	2005 2004 2003	$640,562 619,010 491,667	$761,641 670,680 1,200,000	— — —	$184,580 405,280 —	13,860 — —	$38,142 44,142 43,142

W. Lance Anderson President and Chief Operating Officer	2005 2004 2003	$640,562 619,010 491,667	$761,641 670,680 1,200,000	— — —	$184,580 405,280 —	13,860 — —	$38,142 44,142 43,142

Michael L. Bamburg Senior Vice President and Chief Investment Officer	2005 2004 2003	$373,660 361,089 298,805	$374,928 362,250 700,000	— — —	$80,754 202,640 —	6,075 — —	$7,109 13,109 12,109

David A. Pazgan Chief Executive Officer of NovaStar Mortgage, Inc. (5)	2005 2004 2003	$340,000 292,232 —	$340,000 377,128 —	— — —	$76,559 202,640 —	5,700 — —	$7,109 13,109 —

Gregory S. Metz Senior Vice President and Chief Financial Officer (6)	2005 2004 2003	$253,937 112,500 —	$230,209 125,000 —	— — —	$37,755 — —	2,800 — —	$9,109 46 —

(1)	A portion of the 2005 bonus for Mr. Hartman, Mr. Anderson, Mr. Bamburg and Mr. Pazgan was paid in common stock, which was fully vested on the date of the award, but is subject to transfer restrictions. A portion of the 2004 bonus for Mr. Hartman, Mr. Anderson and Mr. Pazgan was paid in common stock, which was fully vested on the date of the award, but is subject to transfer restrictions. A portion of the 2003 bonus for Mr. Hartman, Mr. Anderson and Mr. Bamburg was paid in common stock, which was fully vested on the date of the award, but is subject to transfer restrictions.
(2)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10 percent of the total of annual salary and bonus reported for any Named Executive Officer.
(3)	On February 7, 2005, Mr. Hartman, Mr. Anderson, Mr. Bamburg, Mr. Pazgan and Mr. Metz were granted 4,400, 4,400, 1,925, 1,825 and 900 shares of restricted stock, respectively. The dollar value of each award of restricted stock was calculated using the closing market price of the Company’s common stock on the date of the award. This restricted stock vests after 10 years from the date of the grant. Dividends will be paid on these shares on dividend payment dates commencing from the date of grant until the forfeiture of the unvested restricted stock prior to February 7, 2015. Restricted stock grants of 8,000, 8,000, 4,000 and 4000 shares were awarded on January 28, 2004 to Mr. Hartman, Mr. Anderson, Mr. Bamburg and Mr. Pazgan, respectively. The dollar value of each award of restricted stock was calculated using the closing market price of the Company’s common stock on the date of the award. This restricted stock vests in equal annual installments over four years (25% per year) beginning on January 28, 2005 and ending on January 28, 2008. Dividends will be paid on these shares on dividend payment dates commencing from the date of grant until the forfeiture of the unvested restricted stock prior to January 28, 2008. Based on the closing market price of the Company’s common stock on December 31, 2005 of $28.11, the aggregate number of shares and value of all unvested restricted shares on that date were 10,400 shares valued at $292,344 for Mr. Hartman; 10,400 shares valued at $292,344 for Mr. Anderson; 4,925 shares valued at $138,442 for Mr. Bamburg, 4,825 shares valued at $135,631 for Mr. Pazgan and 900 shares valued at $25,299 for Mr. Metz.
(4)	Includes Company matching contributions to the Deferred Compensation Plan. The amount of matching contributions for fiscal 2005 were as follows: Mr. Hartman, $7,000; Mr. Anderson, $7,000; Mr. Bamburg, $7,000; Mr. Pazgan, $7,000; and Mr. Metz, $9,000. Also includes the value of premiums paid on behalf of the Named Executive Officers for group term life insurance in fiscal 2005 of $109 per executive. This column also includes annual amounts for the forgiveness of promissory notes between NovaStar Financial and Mr. Hartman and Mr. Anderson. (Detailed further in the “Certain Transactions – Indebtedness of Management” section of this document.) Mr. Hartman and Mr. Anderson each had $31,033 in debt forgiven under this arrangement in 2005.

(5)	Mr. Pazgan became an executive officer of the Company during 2004. The compensation he earned during 2003, while not an executive officer, is not disclosed.
(6)	Mr. Metz joined the Company in July of 2004 as Senior Vice President and Chief Financial Officer.

Stock Options Grants

The following table sets forth information concerning stock options granted during 2005 for the Company’s Named Executive Officers.

	Individual Grants
	Number Granted	Percent of Total Options Granted to Employees During the Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name					5%	10%
Scott F. Hartman	13,860	18%	$42.13	2/7/15	$367,225	$930,621
Lance W. Anderson	13,860	18%	42.13	2/7/15	367,225	930,621
Michael L. Bamburg	6,075	8%	42.13	2/7/15	160,959	407,902
David A. Pazgan	5,700	7%	42.13	2/7/15	151,023	382,723
Gregory S. Metz	2,800	4%	42.13	2/7/15	74,187	188,004

Total to the Named Executive Officers	42,295

Total stock options granted to employees	76,265

(1)	Options granted to employees were priced at the lesser of (1) the closing price of the Company’s common stock as reported in the Wall Street Journal on the business day preceding the date of the grant, or (2) the average of the closing prices of the Company’s common stock on each day on which the stock was traded over a period of up to twenty trading days immediately prior to such date. The assumed annual rates represent the potential appreciation in value over the exercise price.

Fiscal Year End Option Value

The following table sets forth certain information with respect to the value of the options exercised during, and held as of the end of, the fiscal year ended December 31, 2005 by the Company’s Named Executive Officers.

			Number of Securities Underlying Unexercised Options as of December 31, 2005		Value of Unexercised In-the-Money Options as of December 31, 2005 (2) (3)
Name	Shares Acquired on Exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
W. Lance Anderson	50,000	$1,598,750	45,000	26,360	$816,250	$198,625
Michael L. Bamburg	20,500	464,320	6,250	12,325	99,312	99,312
Scott F. Hartman	—	—	45,000	26,360	816,250	198,625
David A. Pazgan	—	—	8,500	9,200	160,365	55,315
Gregory S. Metz	—	—	—	2,800	—	—

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed and the value of any dividend equivalent rights (“DERs”) attached to the options.
(2)	“In-the-money” options are options that have an exercise price less than the market price of NovaStar Financial’s common stock at December 31, 2005.
(3)	Assuming a stock price of $28.11 per share, which was the closing price of a share of NovaStar Financial’s common stock reported by the New York Stock Exchange on December 31, 2005. This does not take into consideration the value of any DERs attached to the unexercised in-the-money options as of December 31, 2005.

Long-Term Incentive Plan – Awards in Last Fiscal Year

The following table sets forth certain information with respect to the long-term incentive plan awards during the fiscal year ended December 31, 2005 for the Company’s Named Executive Officers.

Name	Number of Shares, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($ or #) (2)	Target ($ or #) (2)	Maximum ($ or #) (2)
Scott F. Hartman	4,400	1-3 Years	4,400	4,400	4,400
W. Lance Anderson	4,400	1-3 Years	4,400	4,400	4,400
Michael L. Bamburg	1,925	1-3 Years	1,925	1,925	1,925
David A. Pazgan	1,825	1-3 Years	1,825	1,825	1,825
Gregory S. Metz	900	1-3 Years	900	900	900

(1)	Represents a grant of performance based restricted stock. No shares of stock will be issued unless NovaStar Financial attains a predetermined GAAP earnings target established by the Compensation Committee for one of the next three fiscal years commencing with fiscal year 2005. If NovaStar Financial meets the performance target during any one of those three fiscal years, the shares will be awarded after that year and will vest at 50% on the first anniversary after the date of issuance and 50% on the second anniversary of the date of issuance. If the participant terminates employment for any reason the stock will be forfeited if the shares have not yet vested.
(2)	No shares will be issued to the participants if the performance target is not met. The number of shares issued will be the same whether the target is met or exceeded.

Performance Graph

The following graph presents a five-year performance comparison of the Company’s common stock to the Bloomberg REIT Mortgage Index and the Standard and Poor’s 500 Stock Index (“S&P 500”). The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2000, and that all dividends were reinvested. The information has been obtained from sources believed to be reliable but neither its accuracy nor its completeness is guaranteed. The total return performance shown on the graph is not necessarily indicative of future total return performance.

Comparison of 5 Year Cumulative Total Return

(Among NovaStar Financial Inc. Common Stock, the Bloomberg REIT Mortgage Index and the S&P 500 Index)

	Performance Graph Index DECEMBER 31,
	2000	2001	2002	2003	2004	2005
NovaStar Financial, Inc. Common Stock	$100	$498	$1,033	$3,380	$4,561	$3,064
Bloomberg REIT Mortgage Index	100	195	242	324	416	347
S&P 500 Index	100	88	69	88	98	103

Employment Agreements

NovaStar Financial has entered into employment agreements with Mr. Hartman and Mr. Anderson. Mr. Hartman’s and Mr. Anderson’s employment agreements are automatically extended for an additional year at the end of each year of the agreement unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation pro-rated to the date of the termination of employment if the termination was due to death or disability and to receive his annual base salary pro-rated to the date of the termination of employment if the termination was for “cause” if by NovaStar Financial or for other than “good reason” if by the officer as those terms are defined in the agreement. Each employment agreement also provides for the officer to receive, if the officer resigns for “good reason” or is terminated without cause after a “change in control,” as those terms are defined in the agreement, an amount equal to three times such officer’s combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of the book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In the instance that such an amount is paid to the officer, he is prohibited from competing with NovaStar Financial for a period of one year. In addition, all outstanding stock based compensation awards granted to the officer shall immediately vest. Section 280G of the Code may limit the deductibility of the payments to such officer for federal income tax purposes. “Change of control” for purposes of the agreements would include a merger or consolidation of NovaStar Financial, a sale of all or substantially all of the assets of NovaStar Financial, changes in the identity of a majority of the members of the Board of Directors of NovaStar Financial (except in limited circumstances) or acquisitions of more than 25% of the combined voting power of NovaStar Financial’s capital stock, subject to certain limitations. Absent a “change in control,” if NovaStar Financial terminates the officer’s employment without cause, or if the officer resigns for “good reason,” the officer receives an amount, payable immediately, equal to such officer’s combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of book value (exclusive of valuation adjustments) and a minimum of $120,000. In addition, all outstanding and unvested stock based compensation awards shall be forfeited. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with NovaStar Financial for a period of one year following the resignation.

NovaStar Financial has also entered into employment agreements with Mr. Metz and Mr. Bamberg. NMI has entered into an employment agreement with Mr. Pazgan. None of these employment agreements provide for a specified term or period of employment. Each employment agreement provides for the officer to receive his annual base salary and bonus compensation pro-rated to the date of the termination of employment in case of resignation by the employee for “good reason” or termination by the employer “without cause” and to receive his annual base salary pro-rated to the date of the termination of employment in case of a termination of employment by reason of death or by the employer due to disability or “for cause” or by the employee without “good reason” as those terms are defined in the agreement. In addition, in case of termination of employment by the employer for “cause” or by the employee other than for “good reason,” the vesting period of all outstanding stock options granted to the subject officer under the applicable stock option plan shall immediately cease. The vesting period of all outstanding stock options granted to the officer continues without acceleration upon the employee’s termination of employment by NovaStar Financial, due to disability. All stock options and restricted stock shall immediately vest upon termination due to death. Each employment agreement also provides for the subject officer to receive, if the officer resigns for “good reason” or is terminated without cause after a “change in control” as those terms are defined in the employment agreement, an amount equal to two times such officer’s combined current year base salary and actual bonus compensation for the preceding fiscal year, subject in each case to a maximum amount of 1% of the book equity value of NovaStar Financial and a minimum of $500,000. In addition, all outstanding options granted to the officer shall immediately vest if the subject officer resigns for good reason or is terminated without cause after a change in control or if the employment is terminated due to the death of the employee. Section 280G of the Code may limit the deductibility of the payments to such officer for federal income tax purposes. “Change of control” for purposes of the agreements would include a merger or consolidation of NovaStar Financial, a sale of all or substantially all of the assets of NovaStar Financial, certain changes in the identity of a majority of the members of the Board of Directors of NovaStar Financial or acquisitions of more than 25% of the combined voting power of NovaStar Financial’s capital stock, subject to certain limitations. If the officer resigns or is terminated for any other reason, there is no severance payment. Absent a “change in control,” if NovaStar Financial terminates the officer’s employment without cause, or if the officer resigns for “good reason,” the employment agreement provides that the officer and NovaStar Financial shall immediately enter into a twelve months consulting agreement pursuant to which the officer shall receive payment in an amount equal to twelve months base salary in exchange for consulting services with respect to matters related to the officer’s job description during the course of his employment with NovaStar Financial. In addition, absent a change in control, the vesting period of stock options and restricted stock for the year in which the termination occurs will accelerate to the date of termination if the subject officer resigns for good reason or is terminated without cause. All other vesting of stock options and restricted stock shall cease upon such termination. Each employment agreement provides that the officer is prohibited from competing with NovaStar Financial during employment and for a period of one year following the termination of his employment with NovaStar Financial.

Certain Transactions

Indebtedness of Management. In transactions approved by the Audit and Compensation Committees of the Board of Directors two executive officers, Mr. Hartman and Mr. Anderson, executed 10-year non-recourse, non interest-bearing promissory notes dated January 1, 2001, aggregating to $1,393,208. These transactions were executed to restructure previously issued promissory notes outstanding with Mr. Hartman and Mr. Anderson. Each executive officer has pledged 144,444 shares of NovaStar Financial common stock as security for the promissory notes. The notes will be forgiven in equal annual installments over a 10-year period so long as the executive remains in the employ of NovaStar Financial. In addition, the notes will be forgiven in the event of a change of control of NovaStar Financial, termination other than for cause or resignation for good reason as those terms are defined in each executive’s employment agreement. The balance of these notes aggregated $824,315 as of January 1, 2005, which was the largest aggregate amount of indebtedness outstanding under these promissory notes for the fiscal year ended December 31, 2005. As of December 31, 2005 the aggregate amount outstanding of these promissory notes was $696,604.

ITEM 2 – APPROVAL OF THE EXECUTIVE BONUS PLAN

The Board of Directors, subject to approval of the stockholders of NovaStar Financial, has approved the Executive Bonus Plan, which amends and restates NovaStar Financial’s current Executive Bonus Plan (the “Current Executive Bonus Plan”) effective as of January 1, 2006.

The Executive Bonus Plan was amended and restated to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If stockholders approve the Executive Bonus Plan, it will replace the Current Executive Bonus Plan. Otherwise, the Current Executive Bonus Plan will remain in effect.

Section 162(m) of the Code generally limits the deductibility of compensation paid by a public company to its chief executive officer and each of the other four most highly compensated executive officers to no more than $1,000,000 for any taxable year. An exception to this limitation applies in the case of qualified performance-based compensation. In order to be considered qualified performance-based compensation, the following requirements generally must be met: (1) the compensation must be paid solely on account of one or more pre-established, objective performance goals; (2) the performance goals under which the compensation is paid must be established by a compensation committee comprised solely of two or more outside directors; (3) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and subsequently approved by the shareholders of the company before the compensation is paid; and (4) the compensation committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms were in fact satisfied.

To comply with Section 162(m) of the Code and thus provide NovaStar Financial with the opportunity to deduct compensation in excess of $1 million for its executive officers, the stockholders are being asked to approve the amended and restated Executive Bonus Plan. The material features of the Executive Bonus Plan are described below.

The approval of the Executive Bonus Plan will require the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the Executive Bonus Plan.

Executive Bonus Plan

The following paragraphs summarize the material features of the Executive Bonus Plan and are qualified in their entirety by reference to the full text of the Executive Bonus Plan, a copy of which is attached hereto as Appendix B.

The Executive Bonus Plan will be administered by the Compensation Committee of NovaStar Financial. On an annual basis, the Compensation Committee will designate the executive officers and other key employees of NovaStar Financial who are eligible for awards. There are currently approximately 15 executive officers and key employees eligible for awards.

The amount of each bonus award will be determined for each participant based on the business objectives determined by the Compensation Committee. The Compensation Committee will designate whether any award granted to any participant is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any awards designated as “performance-based compensation” will be conditioned on the achievement of one or more performance measures, selected by the Compensation Committee, including the following: revenue; revenue per employee; GAAP earnings; taxable earnings; GAAP or taxable earnings per employee (basic or diluted); GAAP or taxable earnings per share (basic or diluted); operating income; total stockholder return; dividends paid or payable; market share; profitability as measured by return ratios, including return on revenue, return on assets, return on equity, and return on investment; cash flow; economic value added (economic profit); earnings per share growth; operating growth, including without limitation the volume of loans originated and profit from fee income business units; operating costs, including without limitation cost to produce; financial strength of the organization; or development and implementation of an objective strategic plan.

The maximum aggregate amount of compensation, including payments under the Executive Bonus Plan, that may be awarded in any one calendar year to a “covered employee” subject to Section 162(m) of the Code may not exceed $5 million.

Bonuses awarded will be paid in cash in the year after they are earned, unless deferred by the participant pursuant to NovaStar Financial’s non-qualified deferred compensation plan.

The Compensation Committee may amend, alter, or discontinue the Executive Bonus Plan at any time.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2005 with respect to compensation plans under which the Company’s common stock may be issued.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by shareholders	522,353	(1)(2)	$14.12	2,179,910

Equity compensation plans not approved by shareholders	—		—	—

Total	522,353		$14.12	2,179,910

(1)	Certain of the options have DERs attached to them when issued. As of December 31, 2005, these options have 78,026 DERs attached.
(2)	Consists of options outstanding to purchase 401,168 common shares as of December 31, 2005 with a weighted average exercise price of $18.39 and 121,185 performance based restricted stock outstanding as of December 31, 2005. The performance based restricted stock has a weighted average exercise price of zero and will only be issued if certain performance targets are met.

ITEM 3 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the accounting firm of Deloitte & Touche LLP to audit NovaStar Financial’s financial statements for, and otherwise act as NovaStar Financial’s independent registered public accounting firm with respect to, the year ending December 31, 2006. The Audit Committee’s selection of Deloitte & Touche LLP for the current fiscal year is being presented to stockholders for ratification at the annual meeting. To NovaStar Financial’s knowledge, neither Deloitte & Touche LLP nor any of its partners has any direct financial interest or any material indirect financial interest in NovaStar Financial, or acted since the inception of NovaStar Financial in the capacity of a promoter, underwriter, voting trustee, director, officer or employee of NovaStar Financial. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she has the desire to do so and will be available to respond to appropriate questions from stockholders.

The ratification of Deloitte & Touche LLP as the independent registered public accounting firm will require the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors recommends that the stockholders vote “FOR” ratifying the selection of

Deloitte & Touche LLP as the independent registered public accounting firm.

Principal Accounting Firm Fees

In connection with the audit of the 2005 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

For the fiscal years ended December 31, 2005 and 2004 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed NovaStar Financial for fees as follows:

	For the Fiscal Year Ended December 31,
	2005	2004
Audit fees (1)	$1,876,200	$1,577,346
Audit-related fees (2)	188,179	171,250

Total audit and audit-related fees	2,064,379	1,748,596

Tax fees (3)	265,744	374,020
All other fees (4)	—	—

Total	$2,330,123	$2,122,616

(1)	Audit fees consist principally of fees for the annual and quarterly reviews of the consolidated financial statements, the issuance of stand-alone financial statements of consolidated subsidiaries, compliance reporting regarding the servicing of mortgage loans and assistance with and review of documents filed with the SEC (including the issuance of consents and comfort letters).
(2)	Audit-related fees consist principally of fees for assistance in securitization transactions, employee benefit plan audits and research and consulting related to financial accounting and reporting matters.
(3)	Tax fees principally include assistance with statutory filing and income tax consultations and planning.
(4)	The Company generally does not engage Deloitte & Touche LLP for “other” services.

The Audit Committee has adopted a policy with respect to the pre-approval of all audit and non-audit services provided by the independent auditors. The NovaStar Financial Audit Committee Policy – Procurement of External Audit Services and Non-Audit Services is included as Appendix C to this Proxy Statement. All fees paid to the independent auditors for fiscal years 2004 and 2005 were pre-approved in accordance with these policies.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which contains audited financial statements and financial statement schedules, may be obtained without charge by visiting the Company’s website at (www.novastarmortgage.com) or upon written request to Jeff Gentle, Director of Investor Relations, NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114.

OTHER BUSINESS

The Board of Directors knows of no other matters which may be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgments.

STOCKHOLDER PROPOSALS OR NOMINATIONS – 2007 ANNUAL MEETING

Any stockholder proposal, including the nomination of a director, intended to be presented at the 2007 annual meeting of stockholders and included in the proxy statement and form proxy relating to such meeting, must be received at NovaStar Financial’s offices on or before December 18, 2006.

In addition, the NovaStar Financial bylaws provide that any stockholder wishing to bring any matter, including the nomination of a director, before an annual meeting must deliver notice to the Corporate Secretary of NovaStar Financial, Inc. at the Company’s principal executive offices on or before February, 27, 2007.

The stockholder’s notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to servicing as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Company’s corporate books, and of such beneficial owner and (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by such stockholder and such beneficial owner.

You may contact the Secretary of NovaStar Financial, Inc. at the Company’s principal executive offices regarding the requirements for making stockholder proposals and nominating director candidates.

BY ORDER OF THE BOARD OF DIRECTORS

Scott F. Hartman
Chairman of the Board

Kansas City, Missouri

March 31, 2006

APPENDIX A

NOVASTAR FINANCIAL, INC

Non-Management Director Independence Standards

Pursuant to the New York Stock Exchange listing standards and SEC audit committee requirements, the Company’s Board of Directors has adopted a formal set of Director Independence Standards with respect to the determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	In no event will a director be considered “independent” if: (i) the director is, or has been within the preceding three years, an employee of the Company or any of its direct or indirect subsidiaries; (ii) an immediate family member of the director is, or has been within the preceding three years, an executive officer of the Company; (iii) the director or one of his immediate family members has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or a current employee of a firm that is the Company’s present or former internal or external auditor; (v) an immediate family member of the director is a current employee of the Company’s internal or external auditor and participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; (vi) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time; (vii) the director or an immediate family member, is or has been within the preceding three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (viii) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

2.	Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company, or directly or indirectly receive any fees from the Company, including consulting and advisory fees, other than as directors. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive. In addition Audit Committee Members may not be an affiliated person of the Company or any of its subsidiaries.

3.	a. The following not for profit relationship will not be considered to be material relationships that would impair a director’s independence: if a director of the Company serves as an officer, director or trustee of a not for profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate, are less than two percent or $1 million, whichever is greater, of that organization’s consolidated gross revenue.

b. A not for profit relationship in excess of the thresholds listed in (a) will be considered a material relationship that would impair a director’s independence until 3 years after falling below such threshold.

4.	For not for profit relationships not covered by the guidelines in paragraph 3, above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs 1 and 3, above. The Company will explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth in paragraph 3, above.

5.	The Company will not make any personal loans or extensions of credit to directors or executive officers except to the extent authorized by the law and the Corporate Governance Guidelines.

6.	To help maintain the independence of the Board, all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

A-1

APPENDIX B

NOVASTAR FINANCIAL, INC.

Executive Bonus Plan

(Amended and Restated January 1, 2006)

Administration:  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall designate the executive officers and other key employees of the Company who are eligible for awards under the Plan. Each award shall be evidenced by a notation on the Company’s books and records and shall be subject to such terms and conditions as the Committee shall prescribe in its sole discretion.

Amount of Awards:  The amount of each bonus award shall be determined for each participant based on the business objectives determined by the Committee, as applied to that participant’s business unit and such participant’s contribution to achieving those objectives. The Committee may designate whether any award granted to any participant under this Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any such awards designated as “performance-based compensation” shall be conditioned on the achievement of one or more performance measures. The performance measures that may be used by the Committee for such awards shall be based on any one or more of the following, as selected by the Committee: revenue; revenue per employee; GAAP earnings; taxable earnings; GAAP or taxable earnings per employee (basic or diluted); GAAP or taxable earnings per share (basic or diluted); operating income; total stockholder return; dividends paid or payable; market share; profitability as measured by return ratios, including return on revenue, return on assets, return on equity, and return on investment; cash flow; economic value added (economic profit); earnings per share growth; operating growth, including without limitation the volume of loans originated and profit from fee income business units; operating costs, including without limitation cost to produce; financial strength of the organization; or development and implementation of an objective strategic plan. Such performance criteria generally must be specified no later than 90 days after the commencement of the period of services to which the performance goal relates (provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal) and may relate to one or any combination of two or more corporate, group, unit, division, affiliate, or individual performances. For awards intended to be “performance-based compensation,” the grant of the awards, the establishment of the performance measures, and the certification that the performance goals were satisfied shall be made during the period and in the manner required under Code Section 162(m).

Maximum Amount:  The maximum aggregate amount that may be awarded in any one calendar year to a participant who is a “covered employee” subject to Section 162(m) of the Code shall not exceed $5 million.

Payment:  Bonuses awarded are paid in cash in the year after they are earned, unless deferred by the participant pursuant to the Company’s non-qualified deferred compensation plan.

Amendment:  The Committee may amend, alter, or discontinue the Plan at any time.

B-1

APPENDIX C

NOVASTAR FINANCIAL, INC.

Audit Committee Policy

Procurement of External Audit Services and Non-Audit Services

NovaStar recognizes the importance of maintaining the independence and objectiveness of its independent auditors. The company believes that management, the audit committee and the independent auditors themselves, share responsibility in ensuring independence, both in fact and in appearance. To support this objective the Audit Committee has established the following policies to define the basis upon which its independent auditors, may be engaged to provide audit and non-audit services. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee.

The appendices to this policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services based on subsequent determinations.

Delegation

The Audit Committee may delegate pre-approval to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Permitted Services

Audit Services – These services are highly correlated with the role of an independent auditor. Such services include matters such as analysis and interpretation of accounting principles and their application, support for financings and similar transactions, and other services that have bearing on the Company’s financial statements on which the independent auditor provides their opinion. The Audit Committee must specifically approve the annual audit services engagement terms and fees. The Audit Committee will approve, if necessary, changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition, the Audit Committee has pre-approved the Audit Services listed in Appendix I.

Audit Related Services – These are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statement and that are traditionally performed by the independent auditor. The Audit Committee has pre-approved Audit Related Services listed in Appendix I.

Tax Services – These services are expressly allowed under this policy, as they do not impact independence of the independent auditors. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which will likely not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved Tax Services listed in Appendix I. All Tax Services involving large and complex transactions not listed must be separately pre-approved by the Audit Committee.

All Other Services – The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring, and would not impair the independence of the auditor. The Audit Committee has pre-approved All Other Services listed in Appendix I. All Other Services involving large and complex transactions not listed must be separately pre-approved by the Audit Committee. The Audit Committee must pre-approve these services prior to the engagement.

Restricted Services

Explicitly Prohibited – These are services that may not be provided by independent auditors as they are considered by statute or in the Company’s (including audit committee’s) opinion to be incompatible with the role of an independent auditor

This policy applies to the Company and all corporations, subsidiaries, branches and other entities directly of indirectly owned by the Company that is included in the Company’s consolidated financial statements. The policy and its appendix are to be approved annually by the Audit Committee or more frequently as necessary due to changes in statute or regulation.

Independent Auditor Responsibilities

The responsibility for ensuring that the Company’s independent auditors are engaged to perform only those services that are compatible with maintaining the firm’s independence from the Company rests with its independent auditors, the Company’s Chief Financial/Accounting Officer and the Audit committee. Annually the Company will prepare a summary of the fees paid to its independent auditors for audit and other permitted services for inclusion in the annual proxy statement. With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided. Quarterly, the independent auditors will provide a status of all audit and non-audit activities and fee information to the audit committee at the first regular audit committee meeting held after the end of each quarter.

Pre-Approval Fee Levels

The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any Proposed services exceeding these levels or the amounts will require separate and specific pre-approval by the Audit Committee.

Procedures

Request or applications to provide services that require separate and specific approval by the Audit Committee will be discussed with the Audit Committee (or its designee) with input from both the independent auditor and the Chief Accounting Officer to determine if the request or application is consistent with the SEC’s rules on auditor independence.

Appendix I: Procurement of Permitted

Independent Audit Services and Non-Audit Services

(Fee Level Per Engagement)

Audit Services – Audit Committee must approve annually. Fee Level $50,000

1.   Audits of consolidated financial statement including quarterly reviews, consultation on accounting issues, internal control work, attendance at audit committee meetings, use of specialists in connection with the foregoing and other services integral to audits of financial statements.

2. Assistance in the implementation of new accounting principles
3. Audits of opening balance sheets of acquired companies.
4. Audits and accounting consultation on acquisition dispositions and discontinued operations
5. Compliance letters, agreed-upon procedures, reviews and similar reports based on audited financial statements and the role of its independent auditor.
6. Audits of financial statements and transactions that are used by lenders, filed with government and regulatory bodies and similar reports.
7. Audits or reviews of financial statements of subsidiaries, or affiliates of the Company as may be requested by management for reasons other than as listed above

Audit Related – Audit Committee must approve annually. Fee Level $50,000
1. Services that result from the role of the firm as independent auditor such as reviews of SEC filings, letters to underwriters and other services related to financings
2. Employee benefits plan audits and revenues of relevant filings.
3. Assistance in reviews and tests on internal accounting controls and related systems.
4. Assessment of the design and implementation of internal accounting controls.

Tax Services – Audit Committee must approve annually. Fee Level $50,000
1. Corporate tax return and tax accrual reviews, consultations and assistance (REIT)
2. Corporate tax return and tax accrual reviews, consultations and assistance (non REIT)
3. Corporate tax US federal, state and local tax compliance (REIT and non REIT).
4. Tax planning and other non-compliance related consultation or services.
5. Employee benefit tax planning and other non-compliance related consultation or services.

All Other Services – Audit Committee must approve annually and prior to the engagement if above the established fee level. Fee Level $10,000
1. Business process improvement advisory and process re-engineering support services.
2. Other employee benefit plan advisory services.
3. Operational consulting (includes efficiency and effectiveness of operations in areas such as customer relationship management, financial and performance management, etc
4. Cash management and treasury advisory services
5. Strategic planning support
6. Non-financial technology planning, evaluation, business case developments, design or implementation.
7. Merger integration assistance and change management consulting services.
8. Forensic and other investigation services if directed by the Board or its Audit Committee, or the Company’s CEO or CFO.
9. M&A transactional assistance.
10. Assessment of the design and implementation of risk management controls.
11. Any other service provided by the independent auditors not specifically addressed by the policy.

Appendix II: Restricted Independent Audit Services and Non-Audit Services

Explicitly prohibited – services that may not be provided by independent auditors

1.   Bookkeeping or other services related to accounting records or financial statement (including recording of journal entries, reconciling accounts, processing data, preparing financial statements, etc.)

2. Internal audit services, including the design and implementation of internal accounting controls and related systems.
3. Appraisals, valuation services or fairness opinions.
4. Signing tax returns (including payroll tax returns) on behalf of the company. This excludes activities related to tax extensions.
5. Actuarial services
6. Signing or co-signing checks.
7. Acting as an agent for the company.
8. Human resource functions (managerial position search and evaluation services).
9. Payroll services.
10. Broker-Dealer services (including underwriting, promoting, investment banking and investment management).
11. Maintaining custody of the Company funds
12. Acting in a capacity equivalent to that of the Company management or employee, or performing any decision making, supervisory or ongoing monitoring functions for the company.
13. Financial information systems design and/or implementation.
14. Legal services.
15. Expert witness or testimony services, except where specifically related to the Company’s accounting policy, procedure, or audited financial statements.
16. Tax services for company officers in a financial reporting oversight role

NOVASTAR FINANCIAL, INC. 8140 Ward Parkway, Suite 300 Kansas City, MO 64114

REVOCABLE PROXY

For Annual Meeting of Stockholders - May 5, 2006

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NovaStar Financial, Inc. (the “Company”) hereby appoints, Jeffrey D. Ayers or Gregory S. Metz, and each of them, as attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri on Friday, May 5, 2006, at 11:30 a.m. Central Time, and at any and all adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on other side.)

NOVASTAR FINANCIAL, INC. 8140 WARD PARKWAY, SUITE 300 KANSAS CITY, MO 64114

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instructionform.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Novastar Financial, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Novastar Financial, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:						NOVFN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NOVASTAR FINANCIAL, INC. The Board recommends a vote FOR the nominees identified below and FOR the listed proposals.
Vote on Directors					For All	Withhold All	For All Except	(INSTRUCTION: TO WITHHOLD AUTHORITY FOR A SPECIFIC NOMINEE, MARK “FOR ALL EXCEPT”, AND WRITE THAT NOMINEE’S NAME BELOW.)
ITEM 1. TO ELECT AS DIRECTORS THE NOMINEES LISTED BELOW.
Nominees: Art N. Burtscher Edward W. Mehrer Donald M. Berman					☐	☐	☐

Vote on Proposals								For	Against	Abstain
ITEM 2. APPROVAL OF THE NOVASTAR FINANCIAL, INC. EXECUTIVE OFFICER BONUS PLAN (AMENDED AND RESTATED JANUARY 1, 2006)								☐	☐	☐

ITEM 3. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2006 FISCAL YEAR.								☐	☐	☐

ITEM 4. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	Please sign and date this Proxy below and return in the enclosed envelope. Please sign exactly as the name appears on the stock certificate. If shares are registered in two names, both stockholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date